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EXHIBIT 99.1

Molson Coors Announces Changes For Brazilian Operations to Diminish Financial Risk

        MONTREAL, Canada, and DENVER, Colorado, May 18, 2005—In a recent meeting of its board of directors, Molson Coors Brewing Company reviewed its Brazilian business unit, Cervejarias Kaiser. As a result, the company wishes to announce a change in approach with respect to its operations in Brazil. Molson Coors continues to believe that Brazil is a valuable beer market with potential for long-term growth. From a strategic standpoint, Molson Coors wants to participate in this market with the Kaiser brand and possibly with its flagship Coors Light brand. "While we have a strong and energized Brazilian team in place that's eager to win, and making solid progress month to month, we are unwilling to make further cash investments in Kaiser without greater certainty that it is a viable, long-term platform to compete effectively in Brazil," explained Leo Kiely, President and CEO of Molson Coors. "So, starting immediately, I have instructed our management team to do two things. The first is to operate the Kaiser business on at least a cash break-even pace, on an operating basis. With the recent improvements in the business, we think this is achievable. The second is to explore a full range of options for Brazil. We want to be in the Brazilian market, but only on a winning basis, and not at the current risk level."

        The company confirmed that despite losses and slightly lower volumes over the recent months, the Kaiser business achieved considerable progress, delivering improved financial results compared to the previous year. For the four month period ending April 30, 2005, the Brazilian business unit experienced a negative cash flow from operations of US$3 million (R$8 million), compared with the same period for 2004, when the cash use from operations was US$22 million (R$61 million).

        Molson Coors Brewing Company is the fifth largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the leading brewer in Canada, the second largest in the U.K, and the third largest brewer in the U.S. The company's brands include Coors Light, Molson Canadian, Molson Dry, Carling, Kaiser, Coors, and Zima XXX. For more information on Molson Coors, visit the company's website, http://www.molsoncoors.com.

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Molson Coors Announces Changes For Brazilian Operations to Diminish Financial Risk